Exhibit 23.1

CONSENT OF BAKER TILLY UK AUDIT LLP

The Board of Directors and Shareholders of
PhotoMedex, Inc. and Subsidiaries

We hereby consent to the incorporation by reference of our report dated May 12, 2009, relating to the consolidated financial statements of Photo Therapeutics Group Limited for the year ended 31 December 2008, which appear in this Form 8-K/A, in the following documents:  in the registration statements (Nos. 333-58450, 333-72580, 333-91926, 333-106605, 333-120921 (and amendment 1), 333-125980, 333-132654 and 333-139031) on Form S-3; in the registration statements (Nos. 333-100609 and 333-121864) on Form S-4; and in the registration statements of PhotoMedex, Inc. on Form S-8 (Nos. 333-30298, 333-114181, 333-124034, 333-132655, 333-132656, 333-146558 and 333-159224).

/s/ Baker Tilly UK Audit LLP

Manchester, England
May 14, 2009